EXHIBIT 10.6

SECOND AMENDMENT TO
CONTINENTAL AIRLINES, INC.
ANNUAL EXECUTIVE BONUS PROGRAM

WHEREAS, the Continental Airlines, Inc. Annual Executive Bonus Program (as amended, the "Program") has heretofore been adopted by the Human Resources Committee (the "Committee") of the Board of Directors of Continental Airlines, Inc. (the "Company") to implement in part the Performance Award provisions of the Continental Airlines, Inc. Incentive Plan 2000; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective as of February 11, 2005:

1. The first sentence of Section 4 of the Program shall be amended by adding the following to the end of such sentence:

"; and, provided further, that the payment of any ROBIC Margin Bonus under the Program with respect to fiscal year 2005 that is based on achieving the Target ROBIC Margin (or higher) is conditioned on the Company reporting a positive net income with respect to the year ended December 31, 2005 as set forth on its regularly prepared and publicly available consolidated statement of operations prepared in accordance with GAAP; provided however that net income shall be adjusted to exclude (i) write-offs of assets (including aircraft and associated parts), (ii) one-time gains or losses from the disposal of assets, and (iii) any other item of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent of occurrence, in each case as determined by the Committee in accordance with GAAP."

2. As amended hereby, the Program is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument as of the 11th day of February 2005.

CONTINENTAL AIRLINES, INC.

By: /s/ Michael P. Bonds _

Michael P. Bonds

Vice President - Human Resources